P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 20, 2021		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SECOND QUARTER 2021 RESULTS
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the quarter and six months ended June 30, 2021. Peoples reported net income of $10.1 million for the second quarter of 2021, representing earnings per diluted common share of $0.51. In comparison, Peoples recognized earnings per diluted common share of $0.79 for the first quarter of 2021 and earnings per diluted common share of $0.23 for the second quarter of 2020. For the six months ended June 30, 2021, Peoples recorded net income of $25.6 million, or $1.31 per diluted common share, compared to $4.0 million, or $0.19 per diluted common share, for the six months ended June 30, 2020.
Non-core items, and the related tax effect of each, contained in net income included gains and losses on investment securities, and asset disposals and other transactions, acquisition-related costs, pension settlement charges, severance expenses, COVID-19-related expenses and a contribution to Peoples Bank Foundation, Inc. Non-core items negatively impacted earnings per diluted common share by $0.30 for the second quarter of 2021, $0.11 for the first quarter of 2021, and $0.06 for the second quarter of 2020. Non-core items negatively impacted earnings per diluted common share by $0.32 and $0.08 for the six months ended June 30, 2021, and 2020, respectively.
"During the quarter we have several accomplishments that we are proud of. We integrated North Star Leasing into our operations," said Chuck Sulerzyski, President and Chief Executive Officer. "This additional line of business is growing as we anticipated, which is reflected in our results for the quarter. We completed the acquisition of Justice and Stamper Insurance Agency in Pikeville, Kentucky in May. We also were very honored to be recognized by Forbes magazine as the second Best-in-State Bank both in Ohio and West Virginia, one of only sixteen banks across the country to be recognized in two or more states, along with earning the top workplace designation from Cleveland.com and Cincinnati.com in Ohio. We have spent a considerable amount of time planning with our partners at Premier Financial Bancorp, Inc. and still anticipate on closing later in the third quarter."

Acquisition Announcements:
On March 29, 2021, Peoples and Premier Financial Bancorp, Inc. (“Premier”) jointly announced the signing of a definitive Agreement and Plan of Merger dated March 26, 2021 (the “Merger Agreement”) pursuant to which Peoples will acquire, in an all-stock merger, Premier, a bank holding company headquartered in Huntington, West Virginia, and the parent company of Premier Bank, Inc. (“Premier Bank”) and Citizens Deposit Bank and Trust, Inc. (“Citizens”). Under the terms and subject to the conditions of the Merger Agreement, Premier will merge with and into Peoples (the “Merger”), and Premier Bank and Citizens will subsequently merge with and into Peoples’ wholly-owned subsidiary, Peoples Bank, in a transaction valued at approximately $292.3 million. The Merger is expected to close during the third quarter of 2021, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Peoples. Premier shareholders approved the Merger at a special shareholder meeting held on July 1, 2021. Peoples' special meeting of shareholders is on July 22, 2021. Peoples has received approval of the proposed Merger from the Federal Reserve Bank of Cleveland and continues to await approval from the Ohio Division of Financial Institutions. At the time of closing, the financial services offices of Premier Bank and Citizens will become branches of Peoples Bank.

COVID-19:
The income statement and balance sheet results as of and for the three and six months ended June 30, 2021 continued to be affected by ongoing developments related to COVID-19, the reactions of government authorities, individuals and businesses, and the impact on the economy, specifically in Peoples' market area. Many of the limitations imposed by state and local governments were largely removed by the end of the second quarter of 2021; however, the impact caused by the previous closures continued to significantly impact the economy during the second quarter of 2021. The Board of Governors of the Federal Reserve System ("Federal Reserve Board") maintained the Federal Funds interest rate effective target range at 0.00% to 0.25% during the second quarter of 2021. Additionally, the London Interbank Offered Rate ("LIBOR") and the prime rate both remained historically low throughout the second quarter of 2021, which impacted results for the quarter.
The federal government's passage of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act resulted in the creation of the Paycheck Protection Program ("PPP") targeted to provide small businesses with financial support to cover payroll and certain other specific types of expenses for a specified period of time. Loans made under the PPP are fully guaranteed by the SBA and, therefore, carry no related allowance for credit losses. These loans earn 1% interest, and participating banks receive an origination fee of between 1% and 5%, based on the size of the PPP loan. An extension of this economic relief occurred with the enactment of the Consolidated Appropriations Act, 2021 in December 2020. As of June 30, 2021, Peoples had $187.6 million aggregate principal amount in PPP loans outstanding, which were included in commercial and industrial loan balances, compared to $349.9 million at March 31, 2021. During the second quarter of 2021, Peoples received forgiveness payments from the SBA of $186.3 million on previously originated PPP loans and originated new PPP loans in the aggregate principal amount of $22.0 million. During the first quarter of 2021, Peoples received forgiveness payments from the SBA of $155.7 million on previously originated PPP loans and originated new PPP loans in the aggregate principal amount of $130.8 million. Peoples recognized interest income on deferred loan fees/costs of $3.4 million and $4.7 million during the second and first quarters of 2021, respectively, along with $726,000 and $869,000 of interest earned on PPP loans during the second and first quarters of 2021, respectively. At June 30, 2021, Peoples had $7.1 million in net deferred loan fees/costs to recognize over the remaining terms of the PPP loans, which is generally five years.
Interest income was negatively impacted by the reduction in interest rates by the Federal Reserve Board in 2020 and the low interest rates were maintained during the first six months of 2021. Additionally, variable rate commercial loans that are subject to changes in the LIBOR and the prime rate were adjusted downward in 2020 and remained low in the first six months of 2021, which caused interest income and net interest margin to remain at low levels. The addition of North Star Leasing ("NSL") has offset this impact by adding 29 basis points to the net interest margin during the quarter. The impact of the prepayment speed activity within Peoples' investment securities portfolio was reduced during the second quarter of 2021 due to efforts previously undertaken to reposition the portfolio.
Unemployment benefits that included a federal subsidy of $300 per week for individuals who had been displaced due to business closures or layoffs were stopped by the end of the second quarter of 2021. The various stimulus payments provided by the government have led to an overall increase in deposit balances and decreased commercial and consumer line of credit utilization.
Peoples incurred non-core non-interest expenses as a result of COVID-19. COVID-19-related expenses recognized during the second and first quarters of 2021 were $210,000 and $292,000, respectively, and were primarily related to providing Peoples' employees meals in support of local businesses, assisting employees with childcare and elder care needs, as well as taking extra precautions in cleaning facilities. Also included in the COVID-19-related expenses was the purchase of a computer software application in the first quarter of 2021 that was used in assisting clients with the PPP application and forgiveness process.

North Star Leasing:
Peoples Bank entered into an Asset Purchase Agreement, dated March 24, 2021 (the “Asset Purchase Agreement”), with NS Leasing, LLC, which is headquartered in Burlington, Vermont, and does business as “North Star Leasing”. The transaction closed after the end of business on March 31, 2021 and Peoples Bank began operating the acquired business as a division of Peoples Bank on April 1, 2021. Peoples Bank acquired assets comprising NSL’s equipment finance business and assumed from NSL certain specified liabilities for total consideration of $116.6 million, plus a potential earnout payment to NSL of up to $3.1 million. Peoples Bank acquired $83.3 million in leases and satisfied, on behalf of NSL, certain third-party debt in the amount of $69.1 million. NSL originates, underwrites and services equipment leases and equipment financing agreements to businesses throughout the United States. Peoples recorded preliminary goodwill in the amount of $25.2 million and preliminary other intangibles of $13.5 million, which included customer relationship intangible and non-compete agreements related to this transaction. Peoples also recorded preliminary contingent consideration related to the bonus earn-out provision of $2.3 million. As of June 30, 2021, leases had grown to $95.6 million.

Peoples Premium Finance:
Effective after the close of business on June 30, 2020, Peoples closed on the business combination under which Peoples Bank acquired the operations and assets of Triumph Premium Finance (“TPF”), a division of TBK Bank, SSB. Based in Kansas City, Missouri, the division operating as Peoples Premium Finance provides insurance premium financing loans for commercial customers to purchase property and casualty insurance products through Peoples Premium Finance's growing network of independent insurance agency partners nationwide. Peoples Bank acquired $84.4 million in loans at the acquisition date, after fair value adjustments. Peoples also recorded $4.3 million of other intangible assets and $5.5 million of goodwill related to the acquisition. As of June 30, 2021, Peoples Premium Finance loans had grown to $117.1 million.
Statement of Operations Highlights:
•Net interest income increased $4.1 million, or 11%, compared to the linked quarter and increased $4.8 million, or 14%, compared to the second quarter of 2020.
◦Net interest margin increased 19 basis points to 3.45% for the second quarter of 2021, compared to 3.26% for the linked quarter and increased 26 basis points compared to 3.19% for the second quarter of 2020. The increase in net interest margin compared to the linked quarter was driven by the addition of NSL.
◦The increase in net interest income for the second quarter of 2021, compared to the second quarter of 2020, reflected the impact of the additional interest income from NSL, PPP loans, premium finance loans and investment securities coupled with lower funding costs.
•Peoples recorded a provision for credit losses of $3.1 million for the second quarter of 2021, compared to a recovery of $4.7 million for the first quarter of 2021, and a provision for credit losses of $11.8 million for the second quarter of 2020.
◦The provision for credit losses for the second quarter was attributable to the day-one impact of $3.3 million for the leases acquired from NSL.
◦Net charge-offs were $0.8 million, or 0.09% of average total loans annualized, for the second quarter of 2021.
•Total non-interest income, excluding net gains and losses, decreased $1.1 million, or 6%, compared to the linked quarter, and increased $1.2 million, or 8%, compared to the second quarter of 2020.
◦The decrease in non-interest income, excluding gains and losses, compared to the first quarter of 2021 was largely driven by lower insurance income. Insurance income recognized in the first quarter of 2021 included $2.0 million in annual performance-based insurance commissions that are recognized in the first quarter of each year.
◦Total non-interest income, excluding net gains and losses, for the second quarter of 2021 was 29% of total revenue.
•Total non-interest expense increased $1.9 million, or 5%, compared to the linked quarter and $8.1 million, or 25%, compared to the second quarter of 2020.
◦The increase in total non-interest expense for the second quarter of 2021 was primarily due to the acquisition of NSL, which added $1.1 million in salaries and employee benefit costs and $695,000 in intangible asset amortization.
◦The second quarter of 2021 included non-core expenses of $2.5 million, which included $2.3 million of acquisition-related expenses and $210,000 of expenses related to COVID-19. The linked quarter had $2.8 million of non-core expenses and the second quarter of 2020 had $1.2 million.
◦For the second quarter of 2021, the efficiency ratio was 68.6%. When adjusted for non-core items, the efficiency ratio was 64.2% for second quarter of 2021.
Balance Sheet Highlights:
•Period-end total loan balances were down $37.5 million compared to March 31, 2021.
◦The decrease in period-end loan balances was the result of PPP forgiveness during the second quarter of $186.3 million.
◦Excluding PPP loans and leases acquired from NSL, loan growth for the quarter was $29.2 million, or 4% annualized.
◦Average loan balances increased for the quarter, compared to the linked quarter, and were driven by a $86.5 million increase in the average balances of leases, offset by a $58.1 million reduction in average PPP loans.
•Asset quality metrics were generally stable during the quarter.
◦Annualized net charge-offs for the quarter remained low at 0.09% of average loans.
◦The provision for credit losses recorded during the quarter was driven by the day-one impact to the allowance for credit losses required as a result of the NSL acquisition.

◦Delinquency trends improved as loans considered current comprised 99.1% of the loan portfolio at June 30, 2021, compared to 98.8% at March 31, 2021.
◦Nonperforming assets increased $1.1 million compared to March 31, 2021. The increase was primarily related to nonperforming leases acquired from NSL.
◦Criticized loans decreased $2.6 million during the second quarter of 2021. The decrease was largely the result of pay-offs of several smaller commercial loans.
◦Classified loans decreased $6.9 million during the second quarter of 2021. The decrease was driven by the upgrade of one commercial and industrial relationship and the pay-off of several smaller commercial loans.
•Period-end total deposit balances at June 30, 2021 decreased $71.6 million, or 2%, compared to March 31, 2021.
◦The decrease in total deposits compared to March 31, 2021 was driven primarily by a $38.7 million reduction in money market deposits, a $25.0 million decrease in non-interest bearing deposits and a $17.1 million decline in certificates of deposit.
◦Total demand deposit balances were 45% of total deposit balances at June 30, 2021 and at March 31, 2021.

Net Interest Income:
Net interest income was $39.7 million for the second quarter of 2021, an increase of $4.1 million, or 11%, compared to the linked quarter. Net interest margin was 3.45% for the second quarter of 2021, compared to 3.26% for the linked quarter. The increases in net interest income and net interest margin reflected the positive impact of leases acquired from NSL and PPP loan forgiveness payments received during the second quarter. Net interest income and net interest margin continue to be impacted by the low interest rate environment caused by COVID-19 that continued throughout the second quarter of 2021. Interest on leases was $4.2 million for the second quarter of 2021. A reduction in the cost of funds benefited net interest income compared to the linked quarter, and also contributed to the improvement in net interest margin.
Net interest income for the second quarter of 2021 increased $4.8 million, or 14%, compared to the second quarter of 2020. Net interest margin increased 26 basis points compared to 3.19% for the second quarter of 2020. The increase in net interest income compared to the second quarter of 2020 was driven by lease income, PPP loan income, premium finance loan income and a reduction of 15 basis points on the cost of funds, which were offset partially by a reduction in yield on other loans, other than leases, PPP loans, and investment securities.
Accretion income, net of amortization expense, from acquisitions was $821,000 for the second quarter of 2021, $383,000 for the first quarter of 2021 and $955,000 for the second quarter of 2020, which added 7 basis points, 4 basis points and 9 basis points, respectively, to net interest margin. The increase in accretion income compared to the linked quarter was a result of the acquisition of NSL.
For the first six months of 2021, net interest income increased $5.8 million, or 8%, compared to the first six months of 2020, while net interest margin increased two basis points to 3.36%. The change in net interest income was the result of lower funding costs due to a shift from higher cost overnight FHLB advances to lower cost brokered deposits, as well as a higher volume of loans due to the NSL and premium finance acquisitions.
Accretion income, net of amortization expense, from acquisitions was $1.2 million for the six months ended June 30, 2021, compared to $2.0 million for the six months ended June 30, 2020, which added 6 and 10 basis points, respectively, to net interest margin.
Provision for (Recovery of) Credit Losses:
The provision for credit losses was $3.1 million for the second quarter of 2021, compared to a recovery for credit losses of $4.7 million for the linked quarter and a provision for credit losses of $11.8 million for the second quarter of 2020. The change in the provision for credit losses compared to the linked quarter was primarily due to the day-one allowance for credit losses of $3.3 million related to the leases acquired from NSL, which was recognized in the second quarter of 2021. As the lease portfolio grew over the second quarter of 2021, an additional reserve of $427,000 was required for leases, based on the current expected credit loss ("CECL") model. Excluding leases, the reduction of specific reserves on individually evaluated loans resulted in a recovery of $931,000 for the second quarter of 2021. Compared to the second quarter of 2020, the change in the provision for credit losses was primarily due to the impact of economic assumptions used in the CECL model and Peoples' own credit portfolio developments related to COVID-19, coupled with the day-one allowance for credit losses required that resulted from the acquisitions of NSL in the second quarter of 2021. Net charge-offs for the second quarter of 2021 were $780,000, or 0.09% of average total loans annualized, compared to net charge-offs of $1.1 million, or 0.13% of average total loans annualized, for the linked quarter and net recoveries of $369,000, or 0.05% of average total loans annualized, for the second quarter of 2020. Net charge-offs for the six months ended June 30, 2021 were $1.8 million, or 0.11% of average total loans annualized, compared to $129,000, or 0.01% of average total loans annualized for the six months ended June 30, 2020. Net charge-offs for the second quarter included

$414,000 in leases that were charged-off. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. Net losses realized during the second quarter of 2021 were $326,000, compared to net losses of $363,000 for the linked quarter, and net losses of $60,000 in the second quarter of 2020. Net losses for the second quarter of 2021 were driven primarily by losses on the sale of investment securities. During the second quarter of 2021, Peoples sold $33.6 million of available-for-sale investment securities and incurred a net loss of $202,000. Net losses for the first quarter of 2021 were also driven primarily by losses on the sale of investment securities. During the first quarter of 2021, Peoples sold $25.3 million of available-for-sale investment securities, incurred a net loss of $409,000, and reinvested a portion of the proceeds into higher yielding investments that were less sensitive to prepayment speeds.
For the first six months of 2021, net losses were $689,000, compared to net gains of $172,000 for the first six months of 2020. Net losses for the first six months of 2021 were primarily the result of the sales of available-for-sale investment securities noted above. Net gains recognized during the first six months of 2020 were the result of gains recognized on the sale of investment securities, offset partially by losses on asset disposals.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2021 was down $1.1 million compared to the linked quarter. The decline in non-interest income, excluding net gains and losses, was the result of a decrease in insurance income of $1.9 million, due to the annual performance-based insurance commissions of $2.0 million recognized in the first quarter of 2021. Mortgage banking income was down $320,000 which was driven by lower originations compared to the prior quarter. The decreases in insurance income and mortgage banking income were offset partially by increases in electronic banking income, and trust and investment income.
Compared to the second quarter of 2020, non-interest income, excluding net gains and losses, was up $1.4 million, or 10%. Trust and investment income increased $904,000, electronic banking income increased $895,000 and other income increased $381,000. The increase in trust and investment income was due to an increase in the market value of assets under management coupled with new accounts added during the first half of 2021. Electronic banking income increased in the second quarter of 2021 due to an increase in interchange income earned from customer's debit and credit card usage during the quarter. Other income increased in the second quarter of 2021 due to other fee income of $245,000 recognized on leases related to the sale of leases and early termination of leases.
For the first six months of 2021, total non-interest income, excluding net gains and losses, increased $3.2 million, compared to the first six months of 2020. The increase was caused by higher electronic banking income, trust and investment income, and insurance income. Electronic banking income was up due to an increase in debit and credit card transactions. The increase in trust and investment income was due to an increase in market value of assets under management along with new accounts added during the first half of 2021. The increase in insurance income was due to an increase in the annual performance-based insurance commissions and the addition of new customers.
Total Non-interest Expense:
Total non-interest expense was up $1.9 million, or 5%, for the three months ended June 30, 2021, compared to the linked quarter. The increase in total non-interest expense for the second quarter of 2021 was primarily due to the acquisition of NSL, which added $1.1 million in salaries and employee benefit costs and $695,000 in intangible asset amortization during the second quarter of 2021. Total non-interest expense in the second quarter of 2021 contained non-core expenses including acquisition-related expenses of $2.3 million, $210,000 in COVID-19-related expenses and $14,000 in severance expenses. During the first quarter of 2021, non-core expenses included acquisition-related expenses of $1.9 million, a $500,000 contribution to Peoples Bank Foundation, Inc., $292,000 in COVID-19-related expenses and $49,000 in severance expenses.
Compared to the second quarter of 2020, total non-interest expense increased $8.1 million, or 25%, primarily due to an increase in salaries and employee benefit costs of $3.9 million, acquisition-related expenses of $2.3 million, and an increase in amortization of intangible assets of $640,000. The increase in salaries and employee benefit costs and amortization of intangible assets were primarily the result of the acquisitions of NSL and premium finance. Acquisition-related expenses increased in the second quarter of 2021 due to the closing of the NSL acquisition and pending merger with Premier.
For the six months ended June 30, 2021, total non-interest expense increased $11.8 million compared to the same period last year. The variance was driven primarily by increases of $4.8 in salaries and employee benefit costs, $4.1 million in acquisition-related costs, and data processing and software costs of $1.4 million. These changes were partially offset by decreases in pension settlement charges and COVID-19-related expenses. Similar to the quarterly comparisons, the acquisitions of NSL and premium finance increased salaries and employee benefit costs, as well as amortization of intangible assets.
The efficiency ratio for the second quarter of 2021 was 68.6%, compared to 70.4% for the linked quarter, and 62.3% for the second quarter of 2020. The change in the efficiency ratio compared to the linked quarter was primarily due to the increase in net interest income mentioned above. The efficiency ratio, adjusted for non-core items, was 64.2% for the second quarter of 2021, compared to 65.2% for the linked quarter and 59.9% for the second quarter of 2020. Peoples continues to control expenses, while recognizing some necessary costs in order to continue growing the company.
Income Tax Expense:
Peoples recorded income tax expense of $2.4 million for the second quarter of 2021, compared to income tax expense of $3.8 million for the linked quarter and income tax expense of $1.1 million for the second quarter of 2020. Income tax expense for the second quarter of 2021 was down, compared to the linked quarter, due to lower pre-tax income recognized. Income tax expense was up for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due to higher pre-tax income.
Loans:
Period-end total loan balances at June 30, 2021 decreased $37.5 million compared to March 31, 2021. The decrease in period-end loans balances was driven by $186.4 million in forgiveness received on PPP loans during the quarter, offset partially by $22.0 million in new PPP originations that were completed earlier in the quarter and $95.6 million in leases. Excluding PPP loan balances and the lease balances, period-end loan balances grew 4% annualized for the three months ended June 30, 2021.
Period-end total loan balances decreased $30.7 million compared to December 31, 2020. The decrease was driven by PPP loan forgiveness for the first six months of 2021, offset partially by the leases acquired from NSL and continued growth in consumer indirect loans of $34.4 million. Excluding PPP loans and the leases, period-end loan balances grew 3% annualized for the six months ended June 30, 2021.
Period-end total loan balances increased $11.2 million compared to June 30, 2020; however, the mix of loans changed significantly. The acquisition of premium finance added $117.1 million in loan balances as of June 30, 2021 and the NSL acquisition added $95.6 million in leases as of June 30, 2021. Consumer indirect loans grew $87.6 million, while commercial real estate loans grew $33.8 million and commercial and industrial loans, excluding PPP loans, grew $5.5 million. Consumer indirect loan originations continued to grow, which was driven by customer demand. The growth above was muted by decreases in PPP loans of $270.1 million and residential real estate loans of $46.5 million. Residential real estate loans were down due to lower refinance activity.
Quarterly average loan balances increased $55.0 million, or 2%, in the second quarter of 2021 compared to the linked quarter. The growth was driven by leases acquired at the beginning of the second quarter of 2021. This increase was offset by a decrease in average PPP loans, which are included with commercial and industrial loan balances, of $59.1 million, or 17%, while average residential real estate loans were down $7.0 million, or 1%. Residential real estate average loan balances decreased because of lower refinance activity. The average yield on loans increased 24 basis points to 4.50% for the second quarter 2021, compared to the linked quarter, due primarily to the acquisition of NSL.
Compared to the second quarter of 2020, quarterly average loan balances increased $162.1 million, or 5%, driven by leases acquired, premium finance loans acquired and originated and indirect consumer loan originations. Average indirect consumer loan balances increased $107.2 million, or 25%, compared to the second quarter of 2020.
For the first six months of 2021, average loan balances grew $327.9 million, or 11%, compared to 2020. The increase was driven by the PPP loans and leases acquired, coupled with premium finance loans and originated loan growth. The yield on loans decreased 11 basis points to 4.38% for the first six months of 2021, compared to 2020, due primarily to the low interest rate environment and accelerated premium amortization of loans that were paid off.
Asset Quality:
Asset quality metrics remained stable during the quarter. Total nonperforming assets increased $1.1 million, or 4%, compared to March 31, 2021, and were down $1.6 million and $86,000 compared to December 31, 2020 and June 30, 2020, respectively. The increase in nonperforming assets compared to the prior quarter was primarily attributable to nonperforming leases acquired from NSL. Nonperforming assets as a percent of total loans and OREO were 0.80% at June 30, 2021, up from 0.76% at March 31, 2021, down from 0.84% at December 31, 2020 and flat compared to June 30, 2020.

Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $2.6 million, or 2%, compared to March 31, 2021, were down $12.8 million, or 10%, compared to December 31, 2020 and were $8.3 million, or 8% higher, compared to June 30, 2020. As a percent of total loans, criticized loans were 3.37% at June 30, 2021, compared to 3.41% at March 31, 2021, 3.72% at December 31, 2020 and 3.14% at June 30, 2020. The decrease in the amount of criticized loans compared to March 31, 2021 was primarily due to the pay-off of several smaller commercial loans. Compared to December 31, 2020, the decrease in the amount of criticized loans was driven by the upgrade of one commercial and industrial relationship and the pay-off of several smaller commercial loans. Compared to June 30, 2020, the increase in the amount of criticized loans was largely due to downgrades during the third quarter of 2020 of a few commercial relationships based on updated information on the borrowers that became available. Classified loans, which are those categorized as substandard or doubtful, decreased $6.9 million, or 9%, compared to March 31, 2021, decreased $3.4 million, or 5%, compared to December 31, 2020 and were up $2.6 million, or 4%, compared to June 30, 2020. As a percent of total loans, classified loans were 2.05% at June 30, 2021, compared to 2.23% at March 31, 2021, and 1.98% at June 30, 2020. The decrease in classified loans was driven by the upgrade of one commercial and industrial loan relationship, and the pay-off of several smaller commercial loans.
Annualized net charge-offs were 0.09% of average total loans for the second quarter of 2021, compared to 0.13% for the linked quarter. Annualized net recoveries were 0.05% of average total loans for the second quarter of 2020. Annualized net charge-offs were 0.11% of average total loans for the first six months of 2021, compared to 0.01% for the first six months of 2020.
At June 30, 2021, the allowance for credit losses was $47.9 million, $44.9 million at March 31, 2021, $50.4 million at December 31, 2020 and $54.4 million at June 30, 2020. The change in the allowance for credit losses compared to March 31, 2021 was primarily due to the acquisition of NSL. The decrease in the allowance for credit losses compared to December 31, 2020 and June 30, 2020 was related to the impact of COVID-19 and economic assumptions on the CECL model at that time. The ratio of the allowance for credit losses as a percent of total loans was 1.42% at June 30, 2021, compared to 1.32% at March 31, 2021, 1.48% at December 31, 2020 and 1.62% at June 30, 2020. The ratio of the allowance for credit losses as a percent of total loans includes PPP loans that do not have an allowance because of the guarantee by the SBA. The ratio of the allowance for credit losses as a percent of total loans would increase at June 30, 2021 to 1.51%, compared to 1.47% at March 31, 2021, 1.66% at December 31, 2020, and 1.88% at June 30, 2020, if PPP loans were excluded from each ratio. The increase in the ratio of the allowance for credit losses as a percent of total loans at June 30, 2021, compared to March 31, 2021, excluding PPP loans, was a result of the NSL acquisition.
Deposits:
As of June 30, 2021, period-end deposit balances were down $71.6 million, or 2%, compared to March 31, 2021. The decrease was driven by a decline in non-interest bearing checking accounts of $25.0 million, seasonal reduction in governmental deposits of $13.5 million and a decrease in money market deposits of $38.7 million, offset partially by increases in savings and other interest bearing transaction accounts. The overall decrease in non-interest bearing checking accounts was impacted by increased customer usage based on pent-up demand for goods and services, as the economy recovers from the pandemic.
Period-end deposit balances grew $322.2 million, or 8%, compared to December 31, 2020. The increase was driven by an increase in non-interest bearing deposit accounts. Customers maintained higher balances due primarily to economic stimulus provided by the government, as well as changes in customer buying habits.
Period-end deposit balances grew $207.7 million, or 5%, compared to June 30, 2020. The increase was driven by economic stimulus provided by the government as well as changes in customer buying habits as the pandemic continued throughout 2020 and the first half of 2021.
Average deposit balances during the second quarter of 2021 increased $272.9 million, or 7%, compared to the linked quarter. This increase was the result of economic stimulus provided by the Consolidated Appropriations Act, 2021. Compared to the second quarter of 2020, quarterly average deposits increased $503.8 million, or 13%. This increase was due to customers maintaining higher balances resulting from the various forms of fiscal stimulus provided by the CARES Act and Consolidated Appropriations Act, 2021, along with proceeds from PPP loans. Total demand deposit accounts comprised 45% of total deposits at June 30, 2021 and March 31, 2021, and 42% at June 30, 2020.
Stockholders' Equity:
Total stockholders' equity at June 30, 2021 increased by $6.6 million compared to March 31, 2021, which was driven by net income for the quarter and an increase in accumulated other comprehensive income of $2.7 million, partially offset by dividends paid to shareholders of $7.1 million. The change in accumulated other comprehensive income was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at June 30, 2021 increased $9.8 million compared to December 31, 2020. This increase was driven by net income for the first six months of 2021, offset by $13.9 million in dividends paid to shareholders and the change in accumulated other comprehensive income of $3.6 million to an accumulated other comprehensive loss of $2.2 million.
Total stockholders' equity at June 30, 2021 increased $16.3 million, or 3%, compared to June 30, 2020, which was mainly due to $56.3 million in net income during the prior twelve-month period, offset by a decrease in accumulated other comprehensive income of $6.9 million and dividends paid of $27.8 million. The decrease in accumulated other comprehensive income was the result of a lower market value related to the available-for-sale investment securities portfolio, which was driven by changes in interest rates from June 30, 2020, to June 30, 2021.
At June 30, 2021, the tier 1 risk-based capital ratio was 11.56%, compared to 12.65% at March 31, 2021, and 13.55% at June 30, 2020. The common equity tier 1 risk-based capital ratio was 11.34% at June 30, 2021, compared to 12.42% at March 31, 2021, and 13.30% at June 30, 2020. The total risk-based capital ratio was 12.75% at June 30, 2021, compared to 13.78% at March 31, 2021, and 14.80% at June 30, 2020. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios. Compared to each of March 31, 2021 and June 30, 2020, the capital ratios were impacted by dividends paid to shareholders and an other comprehensive loss recognized in the first half of 2021, which both reduced capital.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $29.78 and $18.51, respectively, at June 30, 2021, compared to $29.49 and $20.12, respectively, at March 31, 2021, $29.43 and $19.99, respectively, at December 31, 2020, and $28.57 and $19.70, respectively, at June 30, 2020. The increase in stockholders' equity drove the change in book value per share compared to March 31, 2021. The change in tangible book value for all periods was caused by the intangible assets created with the NSL acquisition.
The ratio of total stockholders’ equity to total assets was 11.55% at June 30, 2021, up from 11.26% at March 31, 2021. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, decreased 45 basis points compared to March 31, 2021, due primarily to the changes in stockholders' equity noted above.
The ratio of total stockholders' equity to total assets decreased 54 basis points compared to December 31, 2020, because assets grew faster than stockholders' equity due to the acquisition of NSL. The tangible equity to tangible assets ratio decreased 104 basis points compared to December 31, 2020.
The ratio of total stockholders' equity to total assets increased 13 basis points compared to June 30, 2020. The ratio of tangible equity to tangible assets decreased 65 basis points compared to June 30, 2020, because assets grew faster than stockholders' equity which was the result of the NSL and premium finance acquisitions.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902 and has an established heritage of financial stability, growth and community impact. Peoples had $5.1 billion in total assets as of June 30, 2021, and 89 locations, including 76 full-service bank branches in Ohio, West Virginia and Kentucky. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2021 results of operations on July 20, 2021 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is non-US GAAP since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, the contribution to Peoples Bank Foundation, Inc. and COVID-19-related expenses.
◦Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is non-US GAAP since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is non-US GAAP since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc., the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, tangible equity to tangible assets ratio and tangible book value per common share measures are non-US GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is non-US GAAP since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related costs, pension settlement charges, severance expenses, the contribution to Peoples Bank Foundation Inc. and COVID-19-related expenses) divided by average assets. This measure is non-US GAAP since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, the contribution to Peoples Bank Foundation, Inc. and COVID-19-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is non-US GAAP since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the ever-changing effects of the COVID-19 pandemic - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social and other activities), the development, availability and effectiveness of vaccines, and the implementation of fiscal stimulus packages, which could adversely impact sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(2)changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the completion and successful integration of planned acquisitions, including the pending merger with Premier and the recently-completed acquisition of NSL, expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers' operations and financial condition;
(4)Peoples' ability to obtain all remaining governmental approvals of the proposed merger of Peoples with Premier on the proposed terms and schedule, and approval of the merger and adoption of the merger agreement by shareholders of Peoples may be unsuccessful;
(5)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(6)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the CARES Act, and the follow-up legislation enacted as the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(7)the effects of easing restrictions on participants in the financial services industry;
(8)local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and its global trading partners) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(9)Peoples may issue equity securities in connection with future acquisitions, including the proposed merger of Peoples and Premier, if consummated, which could cause ownership and economic dilution to Peoples' current shareholders;
(10)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of the COVID-19 pandemic and adversely impact the amount of interest income generated;
(11)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)the discontinuation of the London Interbank Offered Rate ("LIBOR") and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(15)adverse changes in the conditions and trends in the financial markets, including the impacts of the COVID-19 pandemic and the related responses by governmental and nongovernmental authorities to the pandemic, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(16)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(17)Peoples' ability to receive dividends from its subsidiaries;

(18)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(19)the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(20)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic), legislative or regulatory initiatives (including those in response to the COVID-19 pandemic), or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics (including COVID-19), cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(27)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(28)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(29)Peoples' ability to integrate the NSL acquisition and any future acquisitions, including the pending merger of Premier into Peoples, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(30)the risk that expected revenue synergies and cost savings from the proposed merger of Peoples and Premier may not be fully realized or realized within the expected time frame;
(31)the risk that customer and employee relationships and business operations may be disrupted by the proposed merger of Peoples and Premier;
(32)Peoples' continued ability to grow deposits;
(33)the impact of future governmental and regulatory actions upon Peoples' participation in and execution of government programs related to the COVID-19 pandemic;
(34)uncertainty regarding the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates and the response to and management of the COVID-19 pandemic; and,
(35)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2020 Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2021 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020

PER COMMON SHARE:
Earnings per common share:
Basic	$0.52	$0.80	$0.24	$1.32	$0.19
Diluted	0.51	0.79	0.23	1.31	0.19
Cash dividends declared per common share	0.36	0.35	0.34	0.71	0.68
Book value per common share	29.78	29.49	28.57	29.78	28.57
Tangible book value per common share (a)	18.51	20.12	19.70	18.51	19.70
Closing price of common shares at end of period	$29.62	$33.17	$21.28	$29.62	$21.28

SELECTED RATIOS:
Return on average stockholders' equity (b)	6.96%	10.86%	3.34%	8.89%	1.37%
Return on average tangible equity (b)(c)	12.49%	16.45%	5.42%	14.55%	2.54%
Return on average assets (b)	0.78%	1.28%	0.40%	1.02%	0.17%
Return on average assets adjusted for non-core items (b)(d)	1.16%	1.48%	0.48%	1.32%	0.23%
Efficiency ratio (e)	68.64%	70.37%	62.34%	69.49%	64.50%
Efficiency ratio adjusted for non-core items (f)	64.23%	65.19%	59.94%	64.70%	62.76%
Pre-provision net revenue to total average assets (b)(g)	1.23%	1.23%	1.48%	1.23%	1.47%
Net interest margin (b)(h)	3.45%	3.26%	3.19%	3.36%	3.34%
Dividend payout ratio (i)(j)	69.93%	44.19%	NM	54.36%	NM
(a) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(b) Ratios are presented on an annualized basis.
(c) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(d) Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related costs, pension settlement charges, severance expenses, COVID-19-related expenses and the contribution to Peoples Bank Foundation, Inc. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses and the contribution to Peoples Bank Foundation, Inc. included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g) Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h) Information presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(i) This ratio is calculated based on dividends declared during the period divided by net income for the period.
(j) NM = not meaningful.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020
Total interest income	$42,797	$38,962	$39,306	$81,759	$80,168
Total interest expense	3,137	3,384	4,446	6,521	10,672
Net interest income	39,660	35,578	34,860	75,238	69,496
Provision for (recovery of) credit losses	3,088	(4,749)	11,834	(1,661)	28,803
Net interest income after provision for (recovery of) credit losses	36,572	40,327	23,026	76,899	40,693
Non-interest income:
Electronic banking income	4,418	3,911	3,523	8,329	6,803
Trust and investment income	4,220	3,845	3,316	8,065	6,578
Insurance income	3,335	5,221	3,191	8,556	7,321
Deposit account service charges	2,044	1,985	1,909	4,029	4,729
Mortgage banking income	820	1,140	938	1,960	1,688
Bank owned life insurance income	446	446	470	892	1,052
Commercial loan swap fees	61	60	955	121	1,199
Net loss on asset disposals and other transactions	(124)	(27)	(122)	(151)	(209)
Net (loss) gain on investment securities	(202)	(336)	62	(538)	381
Other non-interest income	803	658	422	1,461	859
Total non-interest income	15,821	16,903	14,664	32,724	30,401
Non-interest expense:
Salaries and employee benefit costs	21,928	20,759	17,985	42,687	37,903
Professional fees	3,565	3,468	1,834	7,033	3,527
Net occupancy and equipment expense	3,289	3,327	3,151	6,616	6,305
Data processing and software expense	2,411	2,454	1,754	4,865	3,506
Electronic banking expense	2,075	1,894	1,879	3,969	3,744
Amortization of other intangible assets	1,368	620	728	1,988	1,457
Franchise tax expense	822	855	881	1,677	1,763
Marketing expense	676	911	632	1,587	1,105
Other loan expenses	494	462	335	956	913
Communication expense	386	282	294	668	574
FDIC insurance premiums	326	463	152	789	147
Other non-interest expense	2,559	2,492	2,180	5,051	5,186
Total non-interest expense	39,899	37,987	31,805	77,886	66,130
Income before income taxes	12,494	19,243	5,885	31,737	4,964
Income tax expense	2,391	3,780	1,136	6,171	980
Net income	$10,103	$15,463	$4,749	$25,566	$3,984

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.52	$0.80	$0.24	$1.32	$0.19
Earnings per common share – diluted	$0.51	$0.79	$0.23	$1.31	$0.19
Cash dividends declared per common share	$0.36	$0.35	$0.34	$0.71	$0.68
Weighted-average common shares outstanding – basic	19,317,454	19,282,665	19,720,315	19,300,156	20,043,329
Weighted-average common shares outstanding – diluted	19,461,934	19,436,311	19,858,880	19,448,544	20,183,222
Common shares outstanding at end of period	19,660,877	19,629,633	19,925,083	19,660,877	19,925,083

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$57,239	$60,902
Interest-bearing deposits in other banks	188,834	91,198
Total cash and cash equivalents	246,073	152,100
Available-for-sale investment securities, at fair value (amortized cost of $839,682 at June 30, 2021 and $734,544 at December 31, 2020) (a)	849,637	753,013
Held-to-maturity investment securities, at amortized cost (fair value of $179,887 at June 30, 2021 and $68,082 at December 31, 2020) (a)	180,224	66,458
Other investment securities	32,584	37,560
Total investment securities (a)	1,062,445	857,031
Loans and leases, net of deferred fees and costs (b)	3,372,199	3,402,940
Allowance for credit losses	(47,942)	(50,359)
Net loans	3,324,257	3,352,581
Loans held for sale	2,751	4,659
Bank premises and equipment, net of accumulated depreciation	58,548	60,094
Bank owned life insurance	72,482	71,591
Goodwill	196,500	171,260
Other intangible assets	25,076	13,337
Other assets	79,502	78,111
Total assets	$5,067,634	$4,760,764
Liabilities
Deposits:
Non-interest-bearing	$1,181,045	$997,323
Interest-bearing	3,051,578	2,913,136
Total deposits	4,232,623	3,910,459
Short-term borrowings	66,496	73,261
Long-term borrowings	95,081	110,568
Accrued expenses and other liabilities	87,929	90,803
Total liabilities	$4,482,129	$4,185,091
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2021 and December 31, 2020	—	—
Common shares, no par value, 24,000,000 shares authorized, 21,208,689 shares issued at June 30, 2021 and 21,193,402 shares issued at December 31, 2020, including shares held in treasury	422,652	422,536
Retained earnings	202,359	190,691
Accumulated other comprehensive (loss) income, net of deferred income taxes	(2,222)	1,336
Treasury stock, at cost, 1,605,492 shares at June 30, 2021 and 1,686,046 shares at December 31, 2020	(37,284)	(38,890)
Total stockholders' equity	$585,505	$575,673
Total liabilities and stockholders' equity	$5,067,634	$4,760,764
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $201,000, respectively, as of June 30, 2021.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Loan Portfolio
Construction	$100,599	$78,699	$106,792	$108,051	$109,953
Commercial real estate, other	948,260	965,249	929,853	913,239	914,420
Commercial and industrial	805,751	964,761	973,645	1,064,010	1,070,326
Premium finance	117,088	110,590	114,758	104,124	—
Leases	95,643	—	—	—	—
Residential real estate	566,597	573,700	574,007	589,449	613,084
Home equity lines of credit	118,401	117,426	120,913	121,935	123,384
Consumer, indirect	537,926	519,749	503,527	491,699	450,334
Consumer, direct	81,436	79,204	79,094	79,059	78,926
Deposit account overdrafts	498	298	351	519	592
Total loans	$3,372,199	$3,409,676	$3,402,940	$3,472,085	$3,361,019
Total acquired loans (a)	$481,927	$462,784	$521,465	$581,502	$582,743
Total originated loans	$2,890,272	$2,946,892	$2,881,475	$2,890,583	$2,778,276
Deposit Balances
Non-interest-bearing deposits (b)	$1,181,045	$1,206,034	$997,323	$982,912	$1,005,732
Interest-bearing deposits:
Interest-bearing demand accounts (b)	732,478	722,470	692,113	666,134	666,181
Retail certificates of deposit	417,466	433,214	445,930	461,216	474,593
Money market deposit accounts	547,412	586,099	591,373	581,398	598,641
Governmental deposit accounts	498,390	511,937	385,384	409,967	377,787
Savings accounts	689,086	676,345	628,190	589,625	580,703
Brokered deposits	166,746	168,130	170,146	260,753	321,247
Total interest-bearing deposits	$3,051,578	$3,098,195	$2,913,136	$2,969,093	$3,019,152
Total deposits	$4,232,623	$4,304,229	$3,910,459	$3,952,005	$4,024,884
Total demand deposits (b)	$1,913,523	$1,928,504	$1,689,436	$1,649,046	$1,671,913
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing (c)	$3,741	$1,044	$2,752	$2,815	$1,880
Nonaccrual loans (c)	23,079	24,744	25,793	26,436	25,029
Total nonperforming loans (NPLs)	26,820	25,788	28,545	29,251	26,909
Other real estate owned (OREO)	239	134	134	293	236
Total NPAs	$27,059	$25,922	$28,679	$29,544	$27,145
Criticized loans (d)	$113,802	$116,424	$126,619	$123,219	$105,499
Classified loans (e)	69,166	76,095	72,518	76,009	66,567
Allowance for credit losses as a percent of NPLs (f)(g)	178.75%	174.10%	180.14%	198.72%	202.02%
NPLs as a percent of total loans (f)(g)	0.79%	0.76%	0.82%	0.84%	0.80%
NPAs as a percent of total assets (f)(g)	0.53%	0.50%	0.59%	0.60%	0.54%
NPAs as a percent of total loans and OREO (f)(g)	0.80%	0.76%	0.84%	0.85%	0.80%
Criticized loans as a percent of total loans (f)	3.37%	3.41%	3.72%	3.55%	3.14%
Classified loans as a percent of total loans (f)	2.05%	2.23%	2.13%	2.19%	1.98%
Allowance for credit losses as a percent of total loans (f)	1.42%	1.32%	1.48%	1.67%	1.62%
Capital Information (h)(i)(j)
Common equity tier 1 risk-based capital ratio	11.34%	12.42%	13.01%	12.83%	13.30%
Tier 1 risk-based capital ratio	11.56%	12.65%	13.25%	13.07%	13.55%
Total risk-based capital ratio (tier 1 and tier 2)	12.75%	13.78%	14.50%	14.33%	14.80%
Tier 1 leverage ratio	7.87%	9.00%	8.97%	8.62%	8.97%
Common equity tier 1 capital	$383,502	$418,089	$409,400	$398,553	$408,619
Tier 1 capital	391,190	425,739	417,011	406,124	416,150
Total capital (tier 1 and tier 2)	431,424	463,872	456,384	445,101	454,641
Total risk-weighted assets	$3,382,736	$3,365,637	$3,146,767	$3,106,817	$3,072,178
Total stockholders' equity to total assets	11.55%	11.26%	12.09%	11.54%	11.42%
Tangible equity to tangible assets (k)	7.51%	7.96%	8.55%	8.07%	8.16%

(a)    Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)    The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.
(c)    The accounting for purchased credit deteriorated loans under ASU 2016-13 resulted in the movement of $3.9 million of loans from the 90+ days past due and accruing category to the nonaccrual category on January 1, 2020.
(d)    Includes loans categorized as a special mention, substandard, or doubtful.
(e)    Includes loans categorized as substandard or doubtful.
(f)    Data presented as of the end of the period indicated.
(g)    Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(h)    June 30, 2021 data based on preliminary analysis and subject to revision.
(i)    Peoples' capital conservation buffer was 4.75% at June 30, 2021, 5.78% at March 31, 2021, 6.50% at December 31, 2020, 6.33% at September 30, 2020, and 6.80% at June 30, 2020, compared to required capital conservation buffer of 2.50%.
(j)    Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(k)    This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Provision for (recovery of) credit losses
Provision for (recovery of) other credit losses	$3,035	$(4,780)	$11,773	$(1,745)	$28,597
Provision for checking account overdraft credit losses	53	31	61	84	206
Total provision for (recovery of) credit losses	$3,088	$(4,749)	$11,834	$(1,661)	$28,803

Net charge-offs (recoveries)
Gross charge-offs	$1,070	$1,255	$681	$2,325	$2,756
Recoveries	290	204	1,050	494	2,627
Net charge-offs (recoveries)	$780	$1,051	$(369)	$1,831	$129

Net charge-offs (recoveries) by type
Commercial real estate, other	$—	$157	$129	$157	$23
Commercial and industrial	(13)	293	(790)	280	(1,057)
Premium finance	7	16	—	23	—
Leases	415	—	—	415	—
Residential real estate	96	118	(84)	214	(23)
Home equity lines of credit	4	8	1	12	14
Consumer, indirect	206	400	264	606	860
Consumer, direct	20	10	41	30	89
Deposit account overdrafts	45	49	70	94	223
Total net charge-offs (recoveries)	$780	$1,051	$(369)	$1,831	$129

Net charge-offs (recoveries) as a percent of average total loans (annualized)	0.09%	0.13%	(0.05)%	0.11%	0.01%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020

Trust assets under administration and management	$1,963,884	$1,916,892	$1,885,324	$1,609,270	$1,552,785
Brokerage assets under administration and management	1,119,247	1,071,126	$1,009,521	921,688	885,138
Mortgage loans serviced for others	454,399	469,788	$485,972	490,170	491,545
Employees (full-time equivalent)	925	887	894	886	894

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$180,730	$53	0.12%	$146,957	$40	0.11%	$164,487	$48	0.12%
Investment securities (a)(b)	1,051,963	4,312	1.64%	940,467	3,393	1.44%	1,006,396	4,990	1.98%
Loans (b)(c):
Construction	87,075	979	4.45%	114,204	994	3.48%	121,982	1,226	3.98%
Commercial real estate, other	916,604	8,829	3.81%	879,335	8,602	3.91%	849,070	8,873	4.13%
Commercial and industrial	887,756	9,241	4.12%	941,625	10,592	4.50%	979,206	8,842	3.57%
Premium finance	108,387	1,298	4.74%	107,390	1,297	4.83%	—	—	—%
Leases	86,519	4,215	19.27%	—	—	—%	—	—	—%
Residential real estate (d)	607,691	6,429	4.23%	614,692	6,672	4.34%	682,216	8,257	4.84%
Home equity lines of credit	119,354	1,180	3.97%	121,864	1,187	3.95%	128,632	1,493	4.67%
Consumer, indirect	529,180	5,313	4.03%	509,845	5,203	4.14%	421,972	4,554	4.34%
Consumer, direct	80,409	1,272	6.35%	79,022	1,239	6.36%	77,830	1,292	6.68%
Total loans	3,422,975	38,756	4.50%	3,367,977	35,786	4.26%	3,260,908	34,537	4.22%
Allowance for credit losses	(46,967)			(49,854)			(48,768)
Net loans	3,376,008			3,318,123			3,212,140
Total earning assets	4,608,701	43,121	3.72%	4,405,547	39,219	3.57%	4,383,023	39,575	3.60%

Goodwill and other intangible assets	222,553			184,253			177,012
Other assets	351,892			322,276			267,981
Total assets	$5,183,146			$4,912,076			$4,828,016

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$680,825	$21	0.01%	$646,750	$35	0.02%	$563,213	$33	0.02%
Governmental deposit accounts	496,906	551	0.44%	429,503	594	0.56%	370,999	445	0.48%
Interest-bearing demand accounts	733,913	66	0.04%	700,160	65	0.04%	655,711	71	0.04%
Money market deposit accounts	564,593	94	0.07%	564,836	132	0.09%	575,858	364	0.25%
Retail certificates of deposit	424,279	980	0.93%	439,819	1,123	1.04%	481,305	1,870	1.56%
Brokered deposits	167,109	865	2.08%	175,326	868	2.01%	192,230	501	1.05%
Total interest-bearing deposits	3,067,625	2,577	0.34%	2,956,394	2,817	0.39%	2,839,316	3,284	0.47%
Short-term borrowings	70,028	92	0.53%	71,089	100	0.57%	183,989	574	1.25%
Long-term borrowings	108,830	468	1.72%	110,384	467	1.71%	135,398	588	1.75%
Total borrowed funds	178,858	560	1.26%	181,473	567	1.26%	319,387	1,162	1.46%
Total interest-bearing liabilities	3,246,483	3,137	0.39%	3,137,867	3,384	0.44%	3,158,703	4,446	0.57%

Non-interest-bearing deposits	1,272,623			1,110,993			997,179
Accrued expenses and other liabilities	82,209			85,628			99,993
Total liabilities	4,601,315			4,334,488			4,255,875
Stockholders’ equity	581,831			577,588			572,141
Total liabilities and stockholders' equity	$5,183,146			$4,912,076			$4,828,016

Net interest income/spread (b)		$39,984	3.33%		$35,835	3.13%		$35,129	3.03%
Net interest margin (b)			3.45%			3.26%			3.19%

	Six Months Ended
	June 30, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$163,937	$93	0.11%	$119,143	$284	0.48%
Investment securities (a)(b)	996,526	7,702	1.55%	1,020,755	11,247	2.20%
Loans (b)(c):
Construction	100,565	1,973	3.90%	109,910	2,477	4.46%
Commercial real estate, other	898,072	17,431	3.86%	843,336	18,930	4.44%
Commercial and industrial	914,542	19,833	4.31%	814,321	16,266	3.95%
Premium finance	107,891	2,595	4.78%	—	—	—%
Leases	43,499	4,215	19.27%	—	—	—%
Residential real estate (d)	611,172	13,101	4.29%	673,976	16,628	4.93%
Home equity lines of credit	120,602	2,367	3.96%	130,152	3,268	5.05%
Consumer, indirect	519,566	10,516	4.08%	418,979	8,963	4.30%
Consumer, direct	79,718	2,511	6.35%	77,269	2,646	6.89%
Total loans	3,395,627	74,542	4.38%	3,067,943	69,178	4.49%
Allowance for credit losses	(48,403)			(38,158)
Net loans	3,347,224			3,029,785
Total earning assets	4,507,687	82,337	3.65%	4,169,683	80,709	3.85%

Goodwill and other intangible assets	203,509			177,498
Other assets	337,164			257,640
Total assets	$5,048,360			$4,604,821

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$663,882	$56	0.02%	$543,053	$107	0.04%
Governmental deposit accounts	463,391	1,145	0.50%	349,703	1,160	0.67%
Interest-bearing demand accounts	717,129	131	0.04%	642,194	319	0.10%
Money market deposit accounts	564,714	226	0.08%	526,168	1,054	0.40%
Retail certificates of deposit	432,006	2,103	0.98%	485,126	3,929	1.63%
Brokered deposits	171,194	1,733	2.04%	192,093	1,344	1.41%
Total interest-bearing deposits	3,012,316	5,394	0.36%	2,738,337	7,913	0.58%
Short-term borrowings	70,555	192	0.55%	218,811	1,613	1.48%
Long-term borrowings	109,602	935	1.72%	122,336	1,146	1.88%
Total borrowed funds	180,157	1,127	1.26%	341,147	2,759	1.62%
Total interest-bearing liabilities	3,192,473	6,521	0.41%	3,079,484	10,672	0.70%

Non-interest-bearing deposits	1,192,254			852,846
Accrued expenses and other liabilities	83,912			88,298
Total liabilities	4,468,639			4,020,628

Stockholders’ equity	579,721			584,193
Total liabilities and stockholders' equity	$5,048,360			$4,604,821

Net interest income/spread (b)		$75,816	3.24%		$70,037	3.15%
Net interest margin (b)			3.36%			3.34%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020

Core non-interest expense:
Total non-interest expense	$39,899	$37,987	$31,805	$77,886	$66,130
Less: acquisition-related expenses	2,253	1,911	47	4,164	77
Less: pension settlement charges	—	—	151	—	519
Less: severance expenses	14	49	79	63	92
Less: COVID-19-related expenses	210	292	918	502	1,058
Less: Peoples Bank Foundation, Inc. contribution	—	500	—	500	—
Core non-interest expense	$37,422	$35,235	$30,610	$72,657	$64,384

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020

Efficiency ratio:
Total non-interest expense	39,899	$37,987	31,805	77,886	66,130
Less: amortization of other intangible assets	1,368	620	728	1,988	1,457
Adjusted non-interest expense	$38,531	$37,367	$31,077	$75,898	$64,673

Total non-interest income	$15,821	$16,903	$14,664	$32,724	$30,401
Less: net gain on investment securities	—	—	62	—	381
Add: net loss on investment securities	(202)	(336)	—	(538)	—
Add: net loss on asset disposals and other transactions	(124)	(27)	(122)	(151)	(209)
Total non-interest income, excluding net gains and losses	$16,147	$17,266	$14,724	$33,413	$30,229

Net interest income	$39,660	$35,578	$34,860	$75,238	$69,496
Add: fully tax-equivalent adjustment (a)	324	257	269	578	541
Net interest income on a fully tax-equivalent basis	$39,984	$35,835	$35,129	$75,816	$70,037

Adjusted revenue	$56,131	$53,101	$49,853	$109,229	$100,266

Efficiency ratio	68.64%	70.37%	62.34%	69.49%	64.50%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$37,422	$35,235	$30,610	$72,657	$64,384
Less: amortization of other intangible assets	1,368	620	728	1,988	1,457
Adjusted core non-interest expense	$36,054	$34,615	$29,882	$70,669	$62,927

Adjusted revenue	$56,131	$53,101	$49,853	$109,229	$100,266

Efficiency ratio adjusted for non-core items	64.23%	65.19%	59.94%	64.70%	62.76%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Tangible equity:
Total stockholders' equity	$585,505	$578,893	$575,673	$566,856	$569,177
Less: goodwill and other intangible assets	221,576	184,007	184,597	185,397	176,625
Tangible equity	$363,929	$394,886	$391,076	$381,459	$392,552

Tangible assets:
Total assets	$5,067,634	$5,143,052	$4,760,764	$4,911,807	$4,985,819
Less: goodwill and other intangible assets	221,576	184,007	184,597	185,397	176,625
Tangible assets	$4,846,058	$4,959,045	$4,576,167	$4,726,410	$4,809,194

Tangible book value per common share:
Tangible equity	$363,929	$394,886	$391,076	$381,459	$392,552
Common shares outstanding	19,660,877	19,629,633	19,563,979	19,721,783	19,925,083

Tangible book value per common share	$18.51	$20.12	$19.99	$19.34	$19.70

Tangible equity to tangible assets ratio:
Tangible equity	$363,929	$394,886	$391,076	$381,459	$392,552
Tangible assets	$4,846,058	$4,959,045	$4,576,167	$4,726,410	$4,809,194

Tangible equity to tangible assets	7.51%	7.96%	8.55%	8.07%	8.16%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020

Pre-provision net revenue:
Income before income taxes	$12,494	$19,243	$5,885	$31,737	$4,964
Add: provision for credit losses	3,088	—	11,834	—	28,803
Add: loss on OREO	—	—	—	—	17
Add: loss on investment securities	202	336	—	538	—
Add: loss on other assets	132	27	145	159	215
Less: recovery of credit losses	—	4,749	—	1,661	—
Less: gain on OREO	8	—	1	8	1
Less: gain on investment securities	—	—	62	—	381
Less: gain on other assets	—	—	22	—	22
Pre-provision net revenue	$15,908	$14,857	$17,779	$30,765	$33,595
Total average assets	$5,183,146	$4,912,076	$4,828,016	$5,048,360	$4,604,821

Pre-provision net revenue to total average assets (annualized)	1.23%	1.23%	1.48%	1.23%	1.47%

Weighted-average common shares outstanding – diluted	19,461,934	19,436,311	19,858,880	19,448,544	20,183,222
Pre-provision net revenue per common share – diluted	$0.81	$0.76	$0.89	$1.63	$1.66

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020

Annualized net income adjusted for non-core items:
Net income	$10,103	$15,463	$4,749	$25,566	$3,984
Add: net loss on investment securities	202	336	—	538	—
Less: tax effect of loss on investment securities (a)	42	71	—	113	—
Less: net gain on investment securities	—	—	62	—	381
Add: tax effect of net gain on investment securities (a)	—	—	13	—	80
Add: net loss on asset disposals and other transactions	124	27	122	151	209
Less: tax effect of net loss on asset disposals and other transactions (a)	26	6	26	32	44
Add: acquisition-related costs (b)	5,673	1,911	47	7,584	77
Less: tax effect of acquisition-related costs (a)	1,191	401	10	1,593	16
Add: pension settlement charges	—	—	151	—	519
Less: tax effect of pension settlement charges (a)	—	—	32	—	109
Add: severance expenses	14	49	79	63	92
Less: tax effect of severance expenses (a)	3	10	17	13	20
Add: COVID-19-related expenses	210	292	918	502	1,058
Less: tax effect of COVID-19-related expenses (a)	44	61	193	105	222
Add: Peoples Bank Foundation, Inc. contribution	—	500	—	500	—
Less: tax effect of Peoples Bank Foundation, Inc. contribution	—	105	—	105	—
Net income adjusted for non-core items (after tax)	$15,020	$17,924	$5,739	$32,943	$5,227

Days in the period	91	90	91	181	182
Days in the year	365	365	366	365	366
Annualized net income	$40,523	$62,711	$19,100	$51,556	$8,012
Annualized net income adjusted for non-core items (after tax)	$60,245	$72,692	$23,082	$66,432	$10,511
Return on average assets:
Annualized net income	$40,523	$62,711	$19,100	$51,556	$8,012
Total average assets	$5,183,146	$4,912,076	$4,828,016	$5,048,360	$4,604,821
Return on average assets	0.78%	1.28%	0.40%	1.02%	0.17%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$60,245	$72,692	$23,082	$66,432	$10,511
Total average assets	$5,183,146	$4,912,076	$4,828,016	$5,048,360	$4,604,821
Return on average assets adjusted for non-core items	1.16%	1.48%	0.48%	1.32%	0.23%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.
(b) Acquisition-related costs include the establishment of the allowance for credit losses (and related provision for credit losses) associated with NSL at acquisition date.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020

Annualized net income excluding amortization of other intangible assets:
Net income	$10,103	$15,463	$4,749	$25,566	$3,984
Add: amortization of other intangible assets	1,368	620	728	1,988	1,457
Less: tax effect of amortization of other intangible assets (a)	287	130	153	417	306
Net income excluding amortization of other intangible assets (after tax)	$11,184	$15,953	$5,324	$27,137	$5,135

Days in the period	91	90	91	181	182
Days in the year	365	365	366	365	366
Annualized net income	$40,523	$62,711	$19,100	$51,556	$8,012
Annualized net income excluding amortization of other intangible assets (after tax)	$44,859	$64,698	$21,413	$54,724	$10,326

Average tangible equity:
Total average stockholders' equity	$581,831	$577,588	$572,141	$579,721	$584,193
Less: average goodwill and other intangible assets	222,553	184,253	177,012	203,509	177,498
Average tangible equity	$359,278	$393,335	$395,129	$376,212	$406,695

Return on average stockholders' equity ratio:
Annualized net income	$40,523	$62,711	$19,100	$51,556	$8,012
Average stockholders' equity	$581,831	$577,588	$572,141	$579,721	$584,193

Return on average stockholders' equity	6.96%	10.86%	3.34%	8.89%	1.37%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$44,859	$64,698	$21,413	$54,724	$10,326
Average tangible equity	$359,278	$393,335	$395,129	$376,212	$406,695

Return on average tangible equity	12.49%	16.45%	5.42%	14.55%	2.54%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

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